Exhibit 99.1

Sterling Construction Company, Inc. Announces Results of Operations for Its First Quarter

    HOUSTON--(BUSINESS WIRE)--May 13, 2004--Sterling Construction Company, Inc. (Amex:STV), ("Sterling" or the "Company"), today announced results of operations for the first quarter ended March 31, 2004. Sterling operates through two subsidiaries, 80.1%-owned Sterling Houston Holdings, Inc. (the "Construction Segment"), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the "Distribution Segment"), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh.
    The Company reported total revenues of $32.3 million and net income of $0.3 million for the first quarter of 2004, representing net income of 5 cents per share (4 cents per share on a diluted basis). Consolidated Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), net of minority interest, was $2.2 million. In the comparable period last year, total revenues were $41.7 million resulting in net income of $1.2 million or 24 cents per share (20 cents per share on a diluted basis). EBITDA, net of minority interest, was $3.6 million in the prior year period.
    Commenting on the results, Joseph Harper, the Company's President, said that the first quarter, historically the Construction Segment's weakest, was especially hard hit in 2004 by exceptionally poor weather which slowed work schedules. He noted, however, that both the Construction and Distribution Segments had exceeded their budgeted operating income in the quarter.
    Maarten Hemsley, the Company's Chief Financial Officer, said, "While our statement of operations includes a full income tax provision, we have substantial tax loss carryforwards sheltering most of our $630,000 of first quarter pre-tax operating income. Our P&L also reflects a non-cash charge of $200,000 resulting from variable accounting treatment for certain stock options, which treatment was not material in the prior year period. Following changes to the Company's stock option plans, under current rules, the effect of variable accounting treatment in future periods will not be material."
    To protect the Company's tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation under current tax laws could adversely affect the use of the tax losses.

    This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.



         STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED RESULTS OF OPERATIONS
                              (unaudited)

                                          Three months  Three months
                                             Ended          Ended
                                           March 31,      March 31,
                                              2004           2003
                                         -------------- -------------

Contract revenues                            $25,586       $35,679
Sales                                          6,723         6,019
                                         ------------ -------------
                                              32,309        41,698
                                         ------------ -------------

Cost of contract revenues earned              22,908        31,822
Cost of goods sold, including occupancy
 and buying expenses                           5,776         5,160
Selling and administrative expenses            2,476         1,995
Interest expense, net of interest income         519           600
                                         ------------ -------------
                                              31,679        39,577
                                         ------------ -------------
Income before  minority interest and
 income taxes                                    630         2,121

Minority interest in net earnings of
 subsidiary                                      167           324
                                         ------------ -------------
Income before taxes                              463         1,797

Income tax expense                               195           601
                                         ------------ -------------

Net income                                      $268        $1,196
                                         ============ =============

Basic and diluted net income per share:
   Basic                                       $0.05         $0.24
   Diluted                                     $0.04         $0.20

Weighted average number of shares
 outstanding used in
     computing basic and diluted per
      share amounts:
  Basic                                    5,172,458     5,069,016
  Diluted                                  7,266,573     5,993,090

    CONTACT: Sterling Construction Company, Inc.
             Maarten Hemsley, 781-934 2219
                 or
             Joseph Harper, 281-821 9091